Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-287317 and 333-281557), Form S-1 (Nos. 333-288952 and 333-286201) and Form S-3 (No. 333-289988) of Actuate Therapeutics, Inc. of our report dated March 26, 2026 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Costa Mesa, California

March 26, 2026